                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant:  [X]

Filed by a Party other than the Registrant:  [  ]

Check the appropriate box:
[   ]   Preliminary Proxy Statement         [ ] Confidential, For Use of the
[ X ]   Definitive Proxy Statement              Commission Only (as permitted
[   ]   Definitive Additional Materials         by Rule 14a 6(e) (2))
[   ]   Soliciting Material Pursuant to
        Rule 14a-12

                               Candela Corporation
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               Candela Corporation
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (check the appropriate box). Fee of $125 paid with filing of Preliminary Proxy Statement.

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies: NOT APPLICABLE

         (2)      Aggregate number of securities to which transactions applies:
                  NOT APPLICABLE

         (3) Per-unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: NOT APPLICABLE

         (4)      Proposed maximum aggregate value of transaction: NOT
                  APPLICABLE

         (5)      Total fee paid: NOT APPLICABLE

[  ]     Fee paid previously with preliminary materials.

[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:  NOT APPLICABLE

         (2)      Form, Schedule, or Registration Statement Number:  NOT
                  APPLICABLE

         (3)      Filing party:  NOT APPLICABLE

         (4)      Date filed:  NOT APPLICABLE

                               CANDELA CORPORATION
                              530 Boston Post Road
                                Wayland, MA 01778
                                 (508) 358-7400


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders:

An Annual Meeting of Stockholders of Candela Corporation, a Delaware corporation, will be held on Thursday, January 25, 2001, at 10:00 a.m., at the Sheraton Framingham Tara Hotel, 1657 Worcester Road (Route 9), Framingham, Massachusetts for the following purposes:

         1.       To elect a Board of Directors for the ensuing year.

         2. To consider and act upon a proposal to ratify the selection of the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 2001.

         3. To approve a proposal to increase the number of shares available for grant under the Company's 1998 Stock Plan from 750,000 to 1,250,000.

         4. To transact any other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to notice of and to vote at the meeting shall be determined as of November 27, 2000, the record date fixed by the Board of Directors for such purpose.

All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the annual meeting. Any stockholder attending the annual meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,


                                          /s/ Gordon H. Hayes, Jr.
                                          --------------------------------------
                                          Gordon H. Hayes, Jr., SECRETARY

Wayland, Massachusetts
December 20, 2000


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                                 PROXY STATEMENT

                                DECEMBER 20, 2000


         Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors (the "Board") of Candela Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, January 25, 2001, at 10:00 a.m. (the "Meeting"), at the Sheraton Framingham Tara Hotel, 1657 Worcester Road (Route 9), Framingham, Massachusetts.

         Only stockholders of record as of November 27, 2000 (the "Record Date") will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 11,021,183 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company were issued and outstanding.

         The holders of Common Stock are entitled to one (1) vote per share on any proposal presented at the Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the Meeting and vote in person. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of the Company, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy; (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Meeting; or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778, Attention: Secretary, at or before the taking of the vote at the Meeting.

         The persons named as attorneys in the proxies are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the Meeting will be voted and, with respect to the election of the Board of Directors, will be voted as stated below under "Election of Directors." Any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name on the space provided on the proxy. In addition to the election of Directors, the stockholders will consider and vote upon (1) a proposal to ratify the selection of auditors and (2) a proposal to increase the number of shares available for grant under the Company's 1998 Stock Plan from 750,00 to 1,250,00, as such proposals are further described in this Proxy Statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is made.

         The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals, will have the effect of negative votes. Broker "non-votes" are not so included.

         The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Company will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

         The Company's Annual Report, containing financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended July 1, 2000, is being mailed contemporaneously with this Proxy Statement to all stockholders entitled to vote. This Proxy Statement and the form of proxy were first mailed to stockholders on or about the date hereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 1, 2000 by (i) each person known to the Company who beneficially owns 5% or more of the outstanding shares of its Common Stock, (ii) each director or nominee to become a director of the Company, (iii) each executive officer identified in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group:

                        AMOUNT OF BENEFICIAL OWNERSHIP(1)

NUMBER AND ADDRESS OF                          NUMBER OF SHARES                    PERCENT OF SHARES
BENEFICIALLY OWNED                             BENEFICIALLY OWNED                  BENEFICIALLY OWNED
---------------------------------------------- ----------------------------------- -----------------------------------

Gerard E. Puorro (2)......................                 150,538                             1.35%

Theodore G. Johnson (3)...................                  90,523                              *

Kenneth D. Roberts (4)....................                 118,500                             1.07%

Douglas W. Scott (5)......................                  62,500                              *

Richard J. Cleveland, M.D. (6)............                  40,067                              *

Nancy Nager, R.N., B.S.N., M.S.N (7)......                   7,500                              *

Toshio Mori (8)...........................                   4,125                              *

James C. Hsia Ph.D. (9)...................                  66,224                              *

William B. Kelley (10)....................                  11,612                              *

F. Paul Broyer (11).......................                  11,612                              *

William D. Witter (12)....................               2,877,755                             25.86%
153 East 53rd Street
New York, NY 10022

William D. Witter, Inc. (13)..............               2,877,755                             25.86%
153 East 53rd Street
New York, NY 10022

All Directors and Executive
Officers as a Group (10 Persons) (14).....                 556,525                              5.02%

--------------------

*    Represents less than 1% of the Company's outstanding Common Stock.

(1) Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. Except as otherwise indicated, the address for each beneficial owner is 530 Boston Post Road, Wayland, MA 01778. Pursuant to the rules of the Securities and Exchange Commission the number of shares of Common Stock deemed outstanding includes, for each person or group referred to in the table, shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after December 1, 2000.

(2) Includes 135,791 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(3) Includes 7,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(4) Includes 82,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000. Excludes 4,500 shares held by a trust for the benefit of one of Mr. Roberts' children as to which Mr. Roberts disclaims beneficial ownership.

(5) Includes 60,000 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(6) Includes 36,317 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(7) Includes 7,500 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(8) Includes 4,125 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(9) Includes 48,750 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(10) Includes 2,937 shares issuable pursuant to stock options exercisable within the 60 day period following December 1, 2000.

(11) Includes 11,250 shares issuable pursuant to stock options exercisable within the 60 days period following December 1, 2000.

(12) Includes 2,772,755 shares of common stock beneficially owned by William D. Witter, Inc. Includes warrants to purchase 105,000 shares of Common Stock. Mr. Witter is the President and primary owner of William D. Witter, Inc. and has the sole power to dispose or to direct the disposition of all of the shares of common stock which are beneficially owned respectively by William D. Witter, Inc. and William D. Witter.

(13) Information based in Amendment No. 8 to Schedule 13G dated January 13, 2000 filed with the Security and Exchange Commission. All such shares are also beneficially owned by William D. Witter, individually, the President and primary owner of William D. Witter, Inc.

(14) Includes 398,632 shares subject to stock options exercisable within the 60 day period following December 1, 2000.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

         Each Director of the Company is elected to hold office until the next meeting of stockholders, and until his successor is elected and qualified. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual nominee for Director or for all nominees will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the five nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of another person or for fixing the number of Directors at a lesser number. All of the nominees are currently Directors of the Company. Proxies cannot be voted for more than five nominees.

         The nominees for Directors of the Company are as follows:

        NAME                                         AGE         POSITION

        Gerard E. Puorro........................     53          President, Chief Executive Officer
                                                                 and Director
        Kenneth D. Roberts......................     67          Chairman of the Board of Directors
        Douglas W. Scott........................     54          Director
        Richard J. Cleveland, M.D...............     68          Director
        Nancy Nager, R.N., B.S.N., M.S.N........     49          Director


         MR. PUORRO was appointed a Director of the Company in September 1991. Mr. Puorro has been President and Chief Executive Officer of the Company since April 1993. From April 1989 until April 1993, Mr. Puorro was Senior Vice President and Chief Financial Officer of the Company. Mr. Puorro was elected Treasurer in April 1991 and Chief Operating Officer in December 1992. Prior to joining the Company and since 1982, he was Vice President and Controller at Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Mr. Puorro became acting Chief Executive Officer of Candela Skin Care Centers, Inc. in June 1997.

         MR. ROBERTS has been a Director of the Company since August 1989 and Chairman of the Board of Directors since November 1991. From November 1992 to June 1995, Mr. Roberts was employed on a part-time basis as Vice President and Chief Financial Officer of Foster Miller, Inc., an engineering services company. Since December 1988, he has been an independent management consultant. From July 1986 to December 1988, Mr. Roberts was Vice President, Treasurer and Chief Financial Officer of Massachusetts Computer Corporation, a manufacturer of micro-supercomputers. Prior to that time and for many years, he was Senior Vice President and Treasurer of Dynatech Corporation (now named Acterna Corporation), a provider of diversified high technology products and services.

         MR. SCOTT has been a Director of the Company since September 1991. Since 1985, Mr. Scott has been a partner with Phildius, Kenyon & Scott, a health care consulting and investment firm. Mr. Scott is currently President, Chief Operating Officer, and a Director of Avitar, Inc., a publicly held health care company. Mr. Scott also served as Chief Executive Officer of Avitar from December 1989 through April 1991.

         DR. CLEVELAND was appointed a Director of the Company in April 1994. He has been Professor of Surgery at Tufts University School of Medicine since 1972. In 1986, he was appointed the Andrews Professor of Surgery at the same institution. From 1975 to 1993, Dr. Cleveland was Chairman of the Department of Surgery and Surgeon-in-Chief at the New England Medical Center and a member of the staff of several hospitals in the Boston area. He is presently Secretary-Treasurer of the American Board of Thoracic Surgery and has held numerous positions in a variety of other professional associations.

         MS. NAGER was appointed a Director of the Company in February 1999. From 1990 until the present, Ms. Nager has been the Principal and CEO of Specialized Health Management, Inc., a privately held behavioral health care corporation. Ms. Nager also founded and directs Specialized HomeCare, Inc., Specialized Billing Services, Inc. and Seniorlink, an information, referral and resource corporation. Prior to that, Ms. Nager was the Chief Operating Officer of Charles River Hospital, a private psychiatric facility in Wellesley, where she previously held a number of positions in nursing and administration from 1976 through 1990. Ms. Nager also provided corporate consulting to the hospital's parent company Community Care Systems, Inc. from 1990 through 1992.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors met 5 times during the fiscal year ended July 1, 2000. The Audit Committee of the Board, of which Mr. Roberts, Ms. Nager and Mr. Theodore G. Johnson were members during fiscal 2000, reviews all financial functions of the Company, including matters relating to the appointment and activity of the Company's auditors. The Compensation Committee, of which Dr. Cleveland and Mr. Scott were members during fiscal 2000, sets the compensation of the Chief Executive Officer and reviews and approves the compensation arrangements for all other officers of the Company and administers the Company's 1989 Stock Plan. The Audit Committee met one time and the Compensation Committee met 4 times during the fiscal year ended July 1, 2000. The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company receive an annual retainer of $4,000 and a fee of $1,000 per regularly scheduled meeting of the Board of Directors. Directors are also reimbursed for out-of-pocket expenses incurred in connection with the performance of their duties as a director.

         On May 10, 1990, the Board of Directors of the Company adopted the 1990 Non-Employee Director Plan, which was approved by the Company's stockholders on November 13, 1990. The 1990 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 90,000 shares of the Company's Common Stock. Under this plan, each member of the Company's Board of Directors who is neither an employee nor officer of the Company receives a one-time grant of an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of four years from the date of grant, expire seven years after the date of grant and are nontransferable. Including cancellations, options for the purchase of 99,750 shares have been granted at a range of exercise prices from $2.17 to $9.67 per share. Upon stockholder approval of the 1993 Non-Employee Director Stock Option Plan, the Board of Directors terminated the granting of options under the 1990 Non-Employee Director Stock Option Plan.

         On June 2, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan, which was approved by the Company's stockholders on November 18, 1993. The 1993 Non-Employee Director Plan provides for the issuance of options for the purchase of up to 120,000 shares of the Company's Common Stock. Under this Plan, each member of the Company's Board of Directors who is neither an employee nor an officer of the Company receives a onetime grant of an option to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options generally become exercisable in equal amounts over a period of two years from the date of grant, expire ten years after the date of grant and are nontransferable. To date, options for the purchase of 90,000 shares have been granted at exercise prices ranging from $1.083 to $5.375 per share.

         On December 24, 1996, Dr. Cleveland, a director of the Company, was granted non-statutory options to purchase 20,000 shares of the common stock of Candela Skin Care Centers, Inc., a subsidiary of the Company, at an exercise price of $1.00. These non-statutory options were granted pursuant to the terms of the Candela Skin Care Centers, Inc. 1996 Incentive and Non-Statutory Stock Option Plan, have a term of 10 years from the date of grant and become exercisable over a four-year period. On August 21, 1997, options granted under the CSCC Plan were converted to options in Candela Corporation at the rate of
0.21053 Candela Corporation options for each CSCC option. Dr. Cleveland realized options for 4,211 Candela Corporation as a result of this conversion.

         On August 14, 1997, Non-Qualified Options to purchase 15,000 shares of the Company's Common Stock were granted to each of Theodore G. Johnson, Kenneth
D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush (a former director), at an exercise price of $3.125 per share, such price being the market price of the Common Stock on the date of the grant. These Non-Qualified Options were granted pursuant to the Company's 1989 Stock Plan (the "Plan") and vest in equal 50% amounts on each of the first and second anniversaries of the date of the grant, provided that each such optionee continues to serve as a director of the Corporation on such anniversary date.

         On August 21, 1997, Candela granted Richard J. Cleveland options to purchase 6,000 shares at $4.66 per share. These options are fully vested and have a term of ten years.

         On September 30, 1998, Non-Qualified Options to purchase 7,500 shares of our common stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $2.42 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted outside of a plan and vest in equal 50% amounts on each of the first and second anniversaries of the date of the grant, provided that each such optionee continues to serve as a director of Candela on such anniversary date.

         On January 12, 1999, Non-Qualified Options to purchase 7,500 shares of our common stock were granted to each of Theodore G. Johnson, Kenneth D. Roberts, Richard J. Cleveland, Douglas W. Scott and Robert E. Dornbush, at an exercise price of $4.66 per share, such price being the market price of the common stock on the date of the grant. These Non-Qualified Options were granted pursuant to our 1998 Stock Plan and are fully vested.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation paid or accrued by the Company for services rendered to the Company, in all capacities, for the year ended July 1, 2000 by its Chief Executive Officer (the "CEO") and the four other most highly paid executive officers of the Company, in each case whose total salary and bonus exceeded $100,000 during the year ended July 1, 2000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                             ANNUAL COMPENSATION(1)                   COMPENSATION
                                               ---------------------------------------------------   ---------------
                                                                                   OTHER ANNUAL        AWARDS(2)         ALL OTHER
    NAME AND PRINCIPAL                FISCAL                                          COMPEN-          OPTIONS/        COMPENSATION
        POSITION                       YEAR      SALARY($)        BONUS ($)          SATION($)         SARS(#)             ($)
------------------------------------ --------- --------------- ---------------- -------------------- --------------- ---------------

Gerard E. Puorro................     2000         254,807           125,044(9)           --              30,000            6,697(5)
  Chief Executive Officer,           1999         243,284           375,912(9)           --              30,000            5,471(5)
  President and Director             1998         237,500            99,885(9)       15,000(3)                             4,972(5)
                                                                                                          15,791(4)

Toshio Mori.....................     2000         220,436            37,221(9)           --                  --               --
  Vice President,                    1999         166,896            32,408(9)           --              15,000               --
  President of Candela KK            1998         156,713            15,029(9)           --               1,500               --

James C. Hsia, PhD..............     2000         169,038            77,300(9)           --              15,000            3,734(8)
  Senior Vice President,             1999         208,201           261,160(9)           --              45,000            4,229(8)
  Research                           1998         155,000           105,188(6)           --              49,500(7)         2,942(8)

William B. Kelley...............     2000         167,130            77,125(9)           --              15,000            3,566(10)
  Vice President, North              1999         187,186           261,160(9)           --              15,000            3,025(10)
  American Sales and Service         1998         163,942            65,188(9)           --                  --            2,443(10)

F. Paul Broyer .................     2000         141,731            63,659(9)           --              30,000            3,788(11)
  Senior Vice President of Finance   1999         136,532           213,676(9)           --              15,000            3,410(11)
  Chief Financial Officer,           1998         110,557            65,188(9)           --               7,500            1,533(11)
  Treasurer

---------------------------------

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported for the named executive officer.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan pay-outs during the fiscal years ended July 1, 2000, July 3, 1999 or June 27, 1998.

(3)  Fiscal year 1998 includes $15,000 for debt forgiveness.

(4) Options granted in fiscal 1996 for the purchase of 50,000 shares in Candela Skin Care Centers, Inc., a subsidiary of the Company, were converted to 15,791 during the fiscal year ended June 27, 1998.

(5) For fiscal 2000, includes $3,591 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $1,373 in life insurance premiums paid by the Company for the benefit of Mr. Puorro, and $1,733 for a Company provided automobile. For fiscal 1999, includes $2,750 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $1,275 in life insurance premiums paid by the Company for the benefit of Mr. Puorro, and $1,446 for a Company provided automobile. For fiscal 1998, includes $2,375 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $766 in life insurance premiums paid by the Company for the benefit of Mr. Puorro, and $1,831 for a Company provided automobile.

(6) Includes $65,188 incentive bonus approved by Board of Directors, based on Company results for second half of Fiscal 1998. Additionally, includes an Inventor's Bonus of $40,000, which was awarded to Dr. Hsia in fiscal 1998 for recognition of his involvement with the GentleLaseTM product.

(7) During fiscal 1998 options granted in fiscal 1991 to purchase 12,000 shares of stock at $8.75 and options granted in fiscal 1992 to purchase 37,500 shares of stock were repriced at $2.16 per share. All rights and interests in options granted in fiscal 1996 to purchase 15,000 shares at $9.875 per share and options granted in fiscal 1997 to purchase 20,000 shares at $7.50 were forfeited during fiscal 1998.

(8) For fiscal 2000, includes $2,977 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $757 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1999, includes $3,574 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $655 in life insurance premiums paid by the Company for the benefit of Dr. Hsia. For fiscal 1998, includes $2,144 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $798 in life insurance premiums paid by the Company for the benefit of Dr. Hsia.

(9) Incentive bonus approved by Board of Directors, based on Company results for the fiscal year.

(10) For fiscal 2000, includes $3,310 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $256 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1999, includes $2,788 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $237 in life insurance premiums paid by the Company for the benefit of Mr. Kelley. For fiscal 1998, includes $2,325 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $118 in life insurance premiums paid by the Company for the benefit of Mr. Kelley.

(11) For fiscal 2000, includes $2,987 in matching contributions by the Company pursuant to the Company's 401(k) Plan, $252 in life insurance premiums paid by the Company for the benefit of Mr. Broyer, and $551 for a Company provided automobile. For fiscal 1999, includes $3,103 in matching contributions by the Company pursuant to the Company's 401(k) Plan and $307 in life insurance premiums paid by the Company for the benefit of Mr. Broyer. For fiscal 1998, includes $1,286 in matching contributions by the Company pursuant to the Company's 401(k) Plan.


                      OPTION GRANTS IN THE LAST FISCAL YEAR

         The following table sets forth grants of stock options pursuant to the Company's 1989 and 1998 Stock Plans during the fiscal year ended July 1, 2000 to the Named Executive Officers listed in the Summary Compensation Table above:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                                PRICE APPRECIATION
                                                  INDIVIDUAL GRANTS                               FOR OPTIONS(1)
                              ----------------------------------------------------------      -----------------------
                                            PERCENT OF TOTAL    EXERCISE
                                            OPTIONS/GRANTED      OF BASE
                                OPTION      TO EMPLOYEES IN       PRICE      EXPIRATION
          NAME                GRANTED(#)      FISCAL YEAR       ($/SHARE)       DATE              5%         10%
-------------------------    ------------- ------------------- ------------ --------------    ----------- -----------

Gerard E. Puorro........        30,000          17.39%            12.042        1/14/10        227,194      575,755
Toshio Mori.............          --            --                --                 --           --           --
James C. Hsia, PhD......        15,000           8.70%            12.042        1/14/10        113,597      287,878
William B. Kelley.......        15,000           8.70%            12.042        1/14/10        113,597      287,878
F. Paul Broyer..........        30,000          17.39%            12.042        1/14/10        227,194      575,755

----------------

 (1) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock, as the case may be, over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the

      Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.



OPTION EXERCISES AND FISCAL YEAR END VALUES

         The following table sets forth information with respect to options to purchase (1) the Company's Common Stock granted under the 1989 Stock Plan and 1998 Stock Plan, and (2) shares of the Company's subsidiary, Candela Skin Care Centers, Inc. including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at July 1, 2000, and (iv) the value of such unexercised options at July 1, 2000:


             AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                           JULY 1, 2000 OPTION VALUES

                                                                   NUMBER OF                      VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
                                SHARES                            AT JULY 1, 2000 (#)             AT JULY 1, 2000 ($)(2)
                               ACQUIRED          VALUE       ------------------------------- ----------------------------------
                              ON EXERCISE       REALIZED      EXERCIS-        UNEXERCIS-        EXERCIS-        UNEXERCIS-
NAME                             (#)             ($)(1)         ABLE             ABLE             ABLE             ABLE
-------------------------- ----------------- --------------- ------------- ----------------- --------------- ------------------

Gerard E. Puorro.........    150,000            2,035,865      135,791          52,500           905,650         100,312
Toshio Mori..............      3,750               32,547        4,125          12,000            19,297          55,375
James C. Hsia, PhD.......     79,500                   --       41,250          48,750           265,156         201,093
William B. Kelley........     48,438              566,411           --          29,187                --          62,271
F. Paul Broyer...........     35,625              385,919           --          54,375                --         122,264

--------------------

(1) Named Executive Officers will receive cash only if and when they sell the securities issued upon exercise of the options and the amount of cash received by such individuals is dependent on the value of such securities at the time of such sale, if any.

(2) Value is based on the difference between option grant price and the fair market value at 2000 fiscal year end ($9.125 per share as quoted on the NASDAQ Stock Market at the close of trading on June 30, 2000) multiplied by the number of shares underlying the option.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the Compensation Committee, which consisted of Mr. Scott and Dr. Cleveland during fiscal 2000. Both members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Directors the Compensation Committee each year sets the compensation of the Chief Executive Officer and reviews and approves the compensation of all other senior officers, including approval of annual salaries and bonuses as well as the grant of stock options to officers and employees.

COMPENSATION PHILOSOPHY

         The goal of the Company is to attract and retain qualified executives in a competitive industry. To achieve this goal, the Compensation Committee applies the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, operating results and earnings per share performance.

         Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and stockholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, and (v) assist the Company in attracting and retaining qualified executive officers. Currently, compensation under the executive compensation program is comprised of cash compensation in the form of annual base salary, bonus, and long-term incentive compensation in the form of stock options.

BASE SALARY

         In setting cash compensation for the Chief Executive Officer and reviewing and approving the cash compensation for all other officers, the Compensation Committee reviews salaries annually. The Compensation Committee's policy is to fix base salaries at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies of similar size and engaged in a similar business to that of the Company. In addition, the base salaries take into account the Company's relative performance as compared to comparable companies.

         The salary compensation for the executive officers is based upon their qualifications, experience and responsibilities, as well as the attainment of planned objectives. The Chief Executive Officer and President makes recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis. During fiscal 2000, the Chief Executive Officer and President made recommendations for salary increases for the executive group, and the Compensation Committee approved increases ranging from 3% to 32% to 5 of the executive officers. These increases reflect the impact of promotions as well as incentive changes.

BONUS COMPENSATION

         In addition to salary compensation, on September 8, 1999 the Compensation Committee recommended the continuation of the Management Incentive Plan, adopted by the Board of Directors in the previous year, whereby senior executives recommended by the Chief Executive Officer and approved for inclusion in the Plan by the Compensation Committee receive bonus compensation based on a percentage of base salary. Bonuses paid under this Plan were a percentage of base salary for fiscal 2000 and were based on pre-tax profits, after bonus, for fiscal 2000 for the device business only.

STOCK OPTIONS

         The Compensation Committee relies on incentive compensation in the form of stock options to retain and motivate executive officers. Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable them to develop and maintain a stock ownership position in the Company's Common Stock. The Company's 1989 Stock Plan and the 1998 Stock Option Plan, administered by the Compensation Committee, have been used for the granting of stock options.

         Both the 1989 Stock Plan and The 1998 Stock Option Plan permit the Compensation Committee to administer the granting of stock options to eligible employees, including executive officers. Options generally become exercisable based upon a vesting schedule tied to years of future service to the Company. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time. Equity compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees. The Compensation Committee approves the granting of options in order to motivate these employees to maximize stockholder value. Vesting for options granted under the plan is determined by the compensation committee at the time of grant and expires after a 10-year period (5 years for 10% or more stockholders), at not less than the fair market value at the date of grant. As a result of this policy, executives and other employees are rewarded economically only to the extent that the stockholders also benefit through appreciation in the market.

         Options granted to employees are based on such factors as individual initiative, achievement and performance. In administering grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers, including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package and an important mechanism to align the interests of management with those of the Company's stockholders. In fiscal 2000, options to purchase shares of Common Stock were granted to Messrs. Broyer, Hsia, Kelley, McGrail, Puorro and Wilber.

MR. PUORRO'S COMPENSATION

         The cash compensation program for the Chief Executive Officer and the President of the Company is designed to reward performance that enhances stockholder value. The compensation package is comprised of base pay and stock options, which is affected by the Company's revenue growth, market share growth, profitability, and growth in earnings per share. In fiscal 2000, Mr. Puorro's cash compensation was $254,807 per year. The Compensation Committee believes that Mr. Puorro's compensation has been, and is now, comparable to the salary of other Chief Executive Officers in other medical equipment companies, considering the size and rate of profitability of those companies.

         The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute toward achieving this goal.

         This report has been submitted by the members of the Stock Option and Compensation Committee:

                                    DOUGLAS W. SCOTT
                                    RICHARD J. CLEVELAND, M.D.

STOCK PERFORMANCE GRAPH

         The following graph illustrates a five year comparison of cumulative total stockholder return among the Company, the NASDAQ National Market Index and the Company's "Industry Index." The Company selected an index of companies in the electro-medical equipment industry as its industry group. Accordingly, the Industry Index reflects the performance of all companies that are included in the electro-medical equipment industry with 3845 as their Primary Standard Industrial Classification Code Number. The comparison assumes $100 was invested on July 2, 1995 (the date of the beginning of the Company's sixth preceding fiscal year) in the Company's Common Stock and on June 30, 1995 in each of the foregoing indices and assumes reinvestment of dividends, if any.


                                 6/30/1995    6/28/1996   6/27/1997   6/26/1998     7/2/1999    7/1/2000
                                -------------------------------------------------------------------------

CANDELA CORPORATION                 100.00       538.46      284.62       53.85      1353.85     1084.68
S & P 500                           100.00       126.00      169.73      220.92       271.19      290.85
PEER GROUP                          100.00       141.17      176.49      249.16       296.92      378.17


EMPLOYMENT AGREEMENTS

         Candela has entered into severance agreements with each of Messrs. Puorro, Hsia, Broyer, Kelley, Wilber and McGrail. Under our agreements with Messrs. Hsia, Broyer, Kelley, Wilber and McGrail, Candela has agreed to continue payment of their respective base annual salaries over twelve months in the event that their services for Candela are terminated for any reason except for cause or such individuals' resignation. Under our agreement with Mr. Puorro, in the event that his employment is terminated for any reason, at either his election or Candela's election other than for just cause, he will be entitled to receive severance payments equal to his base annual salary for twelve months and then 50% of his base annual salary for an additional twelve months. Each of the above named individuals is subject to nonsolicitation and noncompetition provisions for the period during which he receives severance payments.


AUDIT COMMITTEE REPORT

    The Audit Committee, of which Messrs. Roberts and Johnson and Ms. Nager were members during fiscal 2000, reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's consolidated financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. The Audit Committee held one meeting during fiscal 2000.

    The Audit Committee has reviewed and discussed the audited financial statements of the Company for fiscal 2000 with management and has discussed with Ernst & Young LLP, among other things, the methods used to account for significant unusual transactions, the effect of significant accounting policies in emerging areas, the process used by management in formulating sensitive accounting estimates and other matters required under SAS 61, or the Codification of Statements on Auditing Standards, AU Section 380, as modified or supplemented. In addition, the Audit Committee has received written disclosures and a letter from Ernst & Young LLP regarding their independence as auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Ernst & Young LLP the status of their independence. Based upon this review of the above-mentioned issues, the Audit Committee recommended to the Board of Directors that the audited annual financial statements of the Company for fiscal 2000 be included in the Company's Annual Report on Form 10-K for fiscal 2000.

    The Board of Directors has adopted a written charter for the Audit Committee set forth hereto as APPENDIX A. Messrs. Roberts and Johnson and Ms. Nager are independent directors under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. listing standards.

          This report has been submitted by the members of the Audit Committee:

          KENNETH D. ROBERTS
          THEODORE G. JOHNSON
          NANCY NAGER, R.N., B.S.N., M.S.N.

             PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors has selected the firm of Ernst & Young LLP, independent certified public accountants, to serve as auditors for the fiscal year ending June 30, 2001. Ernst & Young LLP has acted as the Company's independent auditors since March 27, 2000. On March 21, 2000, the Company was notified by its former independent auditors PricewaterhouseCoopers LLP ("PwC"), that PwC resigned as the Company's independent accountant. The PwC reports on the Company's consolidated financial statements at July 3, 1999 and June 27, 1998 and for each of the years then ended did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal years 1999 and 1998 and the subsequent interim period through March 21, 2000, PwC and the Company have not had any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in connection with their report and the financial statements for such years. During such period, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933. The Company engaged Ernst & Young LLP as its new independent accountants effective as of March 27, 2000. During fiscal years 1998 and 1999 and through March 27, 2000, the Company did not consult with Ernst & Young LLP concerning the Company's financial statements, including the following items: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. It is expected that a member of Ernst & Young LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF ITS SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2001.

 PROPOSAL NO. 3 - APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR
           GRANT UNDER THE 1998 STOCK PLAN FROM 750,000 TO 1,250,000.

         On December 14, 2000, the Board of Directors approved a proposal to increase the number of shares available for grant under the Company's 1998 Stock Plan, (the "1998 Stock Plan"), subject to the approval of the Company's stockholders. The 1998 Stock Plan was originally adopted by the Board of Directors on September 30, 1998 and approved by the Company's stockholders on January 12, 1999. The 1998 Stock Plan provides for the grant of incentive stock options to employees, the grant of non-qualified stock options to employees, consultants, directors and officers of the Company, awards of stock of the Company or the opportunity to make direct stock purchases of shares of the Company.

         The following table sets forth as of December 14, 2000 all options granted under the 1998 Stock Plan since its inception to (i) each of CEO and the four other most highly paid executive officers of the Company, (ii) all current executive officers of the Company as a group, (iii) all directors who are not officers, (iv) each nominee for election as a director and (v) all employees, excluding executive officers, of the Company as a group. Future awards are in the discretion of the Board of Directors and cannot be determined at this time.


                              NAME AND POSITION                               NUMBER OF OPTIONS GRANTED UNDER
                                                                          THE 1998 STOCK PLAN SINCE ITS INCEPTION

        Gerard E. Puorro                                                                  140,000
            Chief Executive Officer, President and Director

        Toshio Mori                                                                        15,000
            Vice President, President of Candela KK

        James C. Hsia, PhD                                                                 30,000
            Senior Vice President, Research

        William B. Kelley                                                                  70,000
            Vice President, North American Sales and Service

        F. Paul Broyer                                                                     85,000
            Senior Vice President of Finance, Chief Financial Officer

        Executive Officers as a Group                                                     417,500

        Non-officer Directors as a Group                                                   30,000

        Kenneth D. Roberts                                                                  7,500
            Director

        Douglas W. Scott                                                                    7,500
            Director

        Richard J. Cleveland                                                                7,500
            Director

        Nancy Nager, R.N., B.S.N., M.S.N.                                                       0
            Director

        All employees, excluding Executive Officers                                       282,161


         The following is a summary description of the 1998 Stock Plan. The complete text of the 1998 Stock Plan is available upon request made to the Company.

SUMMARY OF THE 1998 STOCK PLAN

         PURPOSE. The purpose of the 1998 Stock Plan is to encourage key employees of the Company and other individuals who render services to the Company by providing opportunities to purchase stock of the Company pursuant to the 1998 Stock Plan.

         SHARES SUBJECT TO THE 1998 STOCK PLAN. The Board of Directors has approved a proposal to amend the 1998 Stock Plan to increase the number of shares available for grant under the 1998 Stock Plan from 750,000 to 1,250,000. Should the Company's stockholders approve this proposal, a maximum of 1,250,000 shares of Common Stock will be available for issuance under the 1998 Stock Plan.

         ELIGIBILITY. The 1998 Stock Plan provides for (i) the grant of incentive stock options ("ISOs") within the meaning of Section 422 of the Code to employees of the Company, (ii) the grant of non-qualified stock options ("NQSOs") to employees, consultants, directors and officers of the Company,
(iii) awards of stock in the Company ("Awards") and (iv) opportunities to make direct purchases of stock in the Company ("Purchases"). ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." Currently, approximately 170 employees (including directors who are also employees and officers of the Company) of the Company are eligible to participate in the 1998 Stock Plan.

         ADMINISTRATION. The 1998 Stock Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of Mr. Douglas W. Scott and Ms. Nancy Nager, two non-employee directors of the Company. Subject to the provisions of the 1998 Stock Plan, the Compensation Committee has the authority to determine, among other things, the persons to whom Stock Rights shall be granted, the number of shares covered by each Stock Right, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon the exercise of Stock Rights.

         OPTION PRICE AND DURATION. The Compensation Committee determines the exercise price per share for NQSOs under the 1998 Stock Plan, so long as such exercise price is no less than the minimum legal consideration required under the laws of any jurisdiction in which the Company may be organized. The exercise price per share for ISOs granted under the 1998 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the exercise price per share shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. The aggregate fair market value (determined on the date of grant) of the shares of Common Stock subject to ISOs granted to an employee and which first become exercisable during any calendar year cannot exceed $100,000; any portion of an ISO grant that exceeds such $100,000 limit will be treated for tax purposes as a NQSO. ISOs are not transferable by the optionholder except by will or by the laws of descent and distribution. NQSOs are transferable to the extent determined by the Compensation Committee and as set forth in the agreement relating to the grant of any such NQSOs. Each option expires on the date specified by the Compensation Committee, but not more than (i) ten years from the date of grant in the case of options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company. Options are subject to early termination in certain circumstances.

         EXERCISABILITY OF OPTIONS. Options granted under the 1998 Stock Plan may either be fully exercisable at the time of the grant or may become exercisable in such installments as the Compensation Committee may specify. Options may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable by giving written notice to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares. The Committee has the right to accelerate the date of exercise of any installment of any option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

         AMENDMENT AND TERMINATION. The Board of Directors may from time to time adopt amendments, certain of which are subject to stockholder approval, and may terminate the 1998 Stock Plan at any time (although such action shall not affect options previously granted). Any shares subject to an option which for any reason expires or terminates unexercised may again be available for future grants under the 1998 Stock Plan. No options may be granted under the 1998 Stock Plan after September 19, 2008.

         FEDERAL INCOME TAX CONSEQUENCES. The following discussion summarizes certain U.S. federal income tax considerations for persons receiving Stock Rights under the 1998 Stock Plan and certain tax effects on the Company, based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations and existing administrative rulings of the IRS. However, the summary is not intended to be a complete discussion of all the federal income tax consequences of these plans:


         INCENTIVE STOCK OPTIONS:

          1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and the Company is not entitled to a federal income tax deduction upon either grant or exercise of an ISO.

          2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the ISO was granted or (ii) one year from the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

          3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of
               (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

          4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding federal income tax deduction.

          5. The difference between the amount realized by the optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

          6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year. If the optionee's Holding Period for the shares exceeds eighteen months, the optionee may be entitled to a reduced long-term capital gains rate.

          7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

          8. In addition to the tax consequences described above, the exercise of ISOs may result in an "alternative minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," generally reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

          9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         NON-QUALIFIED OPTIONS:

          1. The optionee generally does not recognize any taxable income upon the grant of a NQSO, and the Company is not entitled to a federal income tax deduction by reason of such grant.

          2. The optionee generally will recognize ordinary income at the time of exercise of a NQSO in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

          3. When the optionee sells the shares acquired upon exercise of a NQSO, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

          4. The Company generally should be entitled to a federal income tax deduction when ordinary income is recognized by the optionee.

          5. An optionee may be entitled to exercise a NQSO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a NQSO in such fashion, special rules will apply.

          6. Special rules apply if the shares acquired upon the exercise of an NQSO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         AWARDS AND PURCHASES:

         The following general rules are applicable under current federal income tax law to the grant of Awards and Purchases under the 1998 Stock Plan:

          1. Under current federal income tax law, persons receiving Common Stock pursuant to an award of Common Stock ("Award") or a grant of an opportunity to purchase Common Stock ("Purchase") generally recognize ordinary income equal to the fair market value of the shares received, reduced by the purchase price paid. The Company will generally be entitled to a corresponding federal income tax deduction. When such stock is sold, the seller generally will recognize capital gains or loss.

          2. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         VOTES REQUIRED FOR APPROVAL:

         The affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Meeting and entitled to vote will be required to approve the proposal to increase the number of shares available for grant under the 1998 Stock Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR GRANT UNDER THE COMPANY'S 1998 STOCK PLAN FROM 750,000 TO 1,250,000.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons ("Reporting Persons") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on its review of the copies of such filings, if any, and written representations from certain Reporting Persons received by it with respect to the fiscal year ended July 1, 2000, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended July 1, 2000, except as follows: Dr. James
C. Hsia failed to timely file three Statements of Change in Beneficial Ownership on Form 4 for twenty-one transactions. Of these twenty-one transactions, ten were reported one day after they were due and six were reported four days after they were due. Dr. Richard J. Cleveland, MD failed to timely file a Statement of Change in Beneficial Ownership on Form 4 for ten transactions. Mr. Gerard E. Puorro failed to timely file a Statement of Change in Beneficial Ownership on Form 4 for three transactions. Mr. Toshio Mori failed to timely file a Statement of Change in Beneficial Ownership on Form 4 for one transaction. Each of the four of these reporting persons have subsequently filed the necessary Forms 4 to report these transactions.

                              STOCKHOLDER PROPOSALS

The Company intends to hold its next Annual Meeting of Stockholders in the second fiscal quarter of 2001. Proposals of stockholders intended for inclusion in the Proxy Statement to be mailed to all stockholders entitled to vote at the next Annual Meeting of Stockholders of the Company in 2001 must be received at the Company's principal executive offices not later than August 1, 2001. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company is November 5, 2001. In order to avoid uncertainty as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail Return Receipt Requested to Candela Corporation, 530 Boston Post Road, Wayland, Massachusetts 01778.

                            EXPENSES AND SOLICITATION

The cost and solicitation of proxies will be borne by the Company, and in addition to directly soliciting stockholders by mail, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail or telephone, following the original solicitation. The Company may, if appropriate, retain an independent proxy solicitation firm to assist the Company in soliciting proxies. If the Company does retain a proxy solicitation firm, the Company would pay such firm customary fees and expenses.

                                                                     APPENDIX A


                               CANDELA CORPORATION

                             AUDIT COMMITTEE CHARTER


A.       PURPOSE AND SCOPE

         The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors in fulfilling its responsibilities by reviewing:
(i) the financial reports provided by the Corporation to the Securities and Exchange Commission ("SEC"), the Corporation's shareholders or to the general public, and (ii) the Corporation's internal financial and accounting controls.

B.       COMPOSITION

         The Committee shall be comprised of a minimum of three directors as appointed by the Board of Directors, who shall meet the independence and audit committee composition requirements under any rules or regulations of The NASDAQ National Market, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of his or her independent judgment as a member of the Committee.

         All members of the Committee shall either (i) be able to read and understand fundamental financial statements, including a balance sheet, cash flow statement and income statement, or (ii) be able to do so within a reasonable period of time after appointment to the Committee. At least one member of the Committee shall have employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

         The Board may appoint one member who does not meet the independence requirements set forth above and who is not a current employee of the Corporation or an immediate family member of such employee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required in the best interests of the Corporation and its shareholders. The Board shall disclose in the next proxy statement after such determination the nature of the relationship and the reasons for the determination.

         The members of the Committee shall be elected by the Board of Directors at the meeting of the Board of Directors following each annual meeting of stockholders and shall serve until their successors shall be duly elected and qualified or until their earlier resignation or removal. Unless a Chair is elected by the full Board of Directors, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.       RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Committee shall:

DOCUMENT REVIEW

1. Review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually (and update this Charter if and when appropriate).

2. Review with representatives of management and representatives of the independent accounting firm the Corporation's audited annual financial statements prior to their filing as part of the Annual Report on Form 10-K. After such review and discussion, the Committee shall recommend to the Board of Directors whether such audited financial statements should be published in the Corporation's annual report on Form 10-K. The Committee shall also review the Corporation's quarterly financial statements prior to their inclusion in the Corporation's quarterly SEC filings on Form 10-Q.

3. Take steps designed to insure that the independent accounting firm reviews the Corporation's interim financial statements prior to their inclusion in the Corporation's quarterly reports on Form 10-Q.

INDEPENDENT ACCOUNTING FIRM

4. Recommend to the Board of Directors the selection of the independent accounting firm, and approve the fees and other compensation to be paid to the independent accounting firm. The Committee shall have the ultimate authority and responsibility to select, evaluate and, when warranted, replace such independent accounting firm (or to recommend such replacement for shareholder approval in any proxy statement).

5. On an annual basis, receive from the independent accounting firm a formal written statement identifying all relationships between the independent accounting firm and the Corporation consistent with Independence Standards Board ("ISB") Standard 1. The Committee shall actively engage in a dialogue with the independent accounting firm as to any disclosed relationships or services that may impact its independence. The Committee shall take, or recommend that the Board of Directors take, appropriate action to oversee the independence of the independent accounting firm.

6. On an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by Statement on Auditing Standards ("SAS") 61, as it may be modified or supplemented.

7. Meet with the independent accounting firm prior to the audit to review the planning and staffing of the audit.

8. Evaluate the performance of the independent accounting firm and recommend to the Board of Directors any proposed discharge of the independent accounting firm when circumstances warrant. The independent accounting firm shall be ultimately accountable to the Board of Directors and the Committee.

FINANCIAL REPORTING PROCESSES

9. In consultation with the independent accounting firm and management, review annually the adequacy of the Corporation's internal financial and accounting controls.

COMPLIANCE

10. To the extent deemed necessary by the Committee, it shall have the authority to engage outside counsel and/or independent accounting consultants to review any matter under its responsibility.

REPORTING

11. Prepare, in accordance with the rules of the SEC as modified or supplemented from time to time, a written report of the audit committee to be included in the Corporation's annual proxy statement for each annual meeting of stockholders occurring after December 14, 2000.

         While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

                               CANDELA CORPORATION

                                 1998 STOCK PLAN


         1. PURPOSE. The purpose of the Candela Corporation 1998 Stock Plan (the "Plan") is to encourage key employees of Candela Corporation (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through
(a) the grant of options which qualify as "incentive stock options" ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) the grant of options which do not qualify as ISOs ("Non-Qualified Options"); (c) awards of stock in the Company ("Awards"); and
(d) opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

         2. ADMINISTRATION OF THE PLAN.

                  A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall (be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted;
         (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

                  B. COMMITTEE ACTIONS. The Committee may select one of its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

                  C. GRANT OF STOCK RIGHTS TO BOARD MEMBERS. Stock Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

                  D. PERFORMANCE-BASED COMPENSATION. The Board, in its discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, some or all of the following (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance-Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Right or the disposition of Common Stock acquired pursuant to such Stock Right, to constitute Performance-Based Compensation.

         3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

         4. STOCK. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 500,000, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Stock Rights under the Plan.

         No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 350,000 shares of Common Stock under the Plan during any fiscal year of the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

         5. GRANTING OF STOCK RIGHTS. Stock Rights may be granted under the Plan at any time on or after September 19, 1998 and prior to September 18, 2008. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

         6. MINIMUM OPTION PRICE; ISO LIMITATIONS.

                  A. PRICE FOR NON-QUALIFIED OPTIONS, AWARDS AND PURCHASES. Subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan may be less than the fair market value of the Common Stock of the Company on the date of grant; provided that, in no event shall such exercise price or such purchase price be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                  B. PRICE FOR ISOS. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

                  C. $100,000 ANNUAL LIMITATION ON ISO VESTING. Each eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

                  D. DETERMINATION OF FAIR MARKET VALUE. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         7. OPTION DURATION. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

         8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

                  A. VESTING. The Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

                  B. FULL VESTING OF INSTALLMENTS. Once an installment becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

                  C. PARTIAL EXERCISE. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable

                  D. ACCELERATION OF VESTING. The Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph
         16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

         9. TERMINATION OF EMPLOYMENT. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) three months after the date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to re-employment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

         10. DEATH; DISABILITY.

                  A. DEATH. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the optionee's death.

                  B. DISABILITY. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or
         (ii) 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

         11. ASSIGNABILITY. No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Stock Rights other than ISOs shall be transferable to the extent set forth in the agreement relating to such Stock Right.

         12. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

         13. ADJUSTMENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

                  A. STOCK DIVIDENDS AND STOCK SPLITS. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

                  B. CONSOLIDATIONS OR MERGERS. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or
         (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

                  C. RECAPITALIZATION OR REORGANIZATION. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

                  D. MODIFICATION OF ISOS. Notwithstanding the foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

                  E. DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

                  F. ISSUANCES OF SECURITIES. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

                  G. FRACTIONAL SHARES. No fractional shares shall be issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

                  H. ADJUSTMENTS. Upon the happening of any of the events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

         14. MEANS OF EXERCISING OPTIONS. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or
(e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

         15. TERM AND AMENDMENT OF PLAN. This Plan was adopted by the Board on September 19, 1998, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to September 19, 1999, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on September 18, 2008 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Stock Right previously granted to such grantee.

         16. MODIFICATIONS OF ISOS; CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS. Subject to paragraph 13(D), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of such action, the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

         17. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

         18. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised.

         19. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of a Non-Qualified Option, the transfer of a Non-Qualified Stock Option pursuant to an arm's-length transaction, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option,
(ii) the transfer of a Non-Qualified Stock Option, (iii) the grant of an Award, (iv) the making of a Purchase of Common Stock for less than its fair market value, or (v) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

         20. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

         21. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                                      PROXY

                               CANDELA CORPORATION



                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 25, 2001

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                               CANDELA CORPORATION


The undersigned hereby appoints Gerard E. Puorro and F. Paul Broyer, and each of them alone, proxies, with full power of substitution, to vote all shares of stock of the Company the undersigned is entitled to vote at the Annual Meeting of Shareholders of Candela Corporation to be held on Thursday, January 25, 2001, at 10:00 a.m., local time, at the Sheraton Framingham Tara Hotel, 1657 Worcester Road (Route 9), Framingham, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated December 20, 2000, a copy of which has been received by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 4.

SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SEE REVERSE
   SIDE                                                                 SIDE

                                   DETACH HERE

/X/  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE


                                                                                                           For   Against  Abstain
1.  To elect a Board of Directors for the ensuing year.       2.  To ratify the selection of the firm of   /  /    /  /     /  /
    Nominees: Gerard E. Puorro, Kenneth D. Roberts,               Ernst & Young LLP as independent
    Douglas W. Scott, Richard J. Cleveland, M.D. and              auditors of the Company for the fiscal
    Nancy Nager.                                                  year ending June 30, 2001.

          FOR                      WITHHELD
          ALL          /  /  /  /  FROM ALL
        NOMINEES                   NOMINEES



                                                                                                           For   Against  Abstain
/  / ____________________________________                     3.  To increase the number of shares         /  /    /  /     /  /
    For all nominees except as noted above                        available for grant under the
                                                                  Company's 1998 Stock Plan from
                                                                  750,000 to 1,250,000.


                                                              4.  To transact any other business as may
                                                                  properly come before the meeting and
                                                                  any adjournments thereof.


                                                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /


                                                              (If signing as attorney, executor, trustee or guardian,
                                                              please give your full title as such. If stock is
                                                              held jointly, each owner should sign.)





Signature: ______________________ Date:_____________  Signature:______________________ Date: ____________